Filed Under Rule 424(b)(3), Registration Statement No. 333-97157
 Pricing Supplement Number 65 Dated Monday, January 27, 2003
(To: Prospectus Dated August 20, 2002)

CUSIP Number	Aggregate Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
06050XJX2	$13,225,000.00	100.000%	2.000%	$12,960,500.00	5.450%
Semi-annual
							01/15/2018	07/15/2003	$24.98	YES	Subordinated Unsecured Notes

Redemption Information: Callable at 100.000% on 01/15/2006 and every coupon date thereafter.
The Bank of America Internotes will be subject to redemption at the option of Bank of America, in whole on the Interest Payment Date occurring 01/15/2006 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the Bank of America InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.
 Joint Lead Managers and Lead Agents: Banc of America Securities LLC and INCAPITAL, LLC.  Agents:  A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Edward D. Jones & Co, L.P., Merrill Lynch & Co., Morgan Stanley, Prudential Securities, Salomon Smith Barney, UBS PaineWebber

CUSIP Number	Aggregate Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
06050XJY0	$9,704,000.00	100.000%	2.500%	$9,461,400.00	5.800%	Semi-Annual	01/15/2028	07/15/2003	$26.58	YES	Subordinated Unsecured Notes

Redemption Information: Callable at 100.000% on 01/15/2008 and every coupon date thereafter.
The Bank of America Internotes will be subject to redemption at the option of Bank of America, in whole on the Interest Payment Date occurring 01/15/2008 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the Bank of America InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.
 Joint Lead Managers and Lead Agents: Banc of America Securities LLC and INCAPITAL, LLC.  Agents:  A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Edward D. Jones & Co, L.P., Merrill Lynch & Co., Morgan Stanley, Prudential Securities, Salomon Smith Barney, UBS PaineWebber

Bank of America Corporation 100 North Tryon Street, NC1-007-06-06 Charlotte, NC 28255	Trade Date: Monday, January 27, 2003
@12:00 PM ET
Settlement Date: Thursday, January 30, 2003
Minimum Denomination/Increments: $1,000.00/$1,000.00
Moody's Investor Services Rating: Subordinated: Aa3
S&P Ratings Services Rating: Subordinated: A
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC number: 0262 via BNY Clearing Services, LLC

If the maturity date or an interest payment date for any note is not a Business Day (as term is defined in Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.

InterNotes(®) is the trade mark of INCAPITAL, LLC. All rights reserved

Bank of America $6,000,000,000 Bank of America InterNotes Prospectus Dated 20-Aug-02